Exhibit 10.15

Product Sales (Purchase) Contract

Party A (Purchaser): Shenzhen Hundred Cities and Ten Thousand Stores Trading Partnership (Limited Partnership)

Unified social credit code: 91440300MA5H88FE7D

Address: 1117, Building A, Customs Building, No. 2, Xin’an 3rd Road, Dalang Community, Xin’an Street, Bao’an District, Shenzhen, China

Party B (Supplier): Dongguan Big Tree Cloud Daily Necessities Co., Ltd.

Unified social credit code: 91441900MABRFQHP71

Address: Room 301, Building 1, No. 776, Dalingshan Section, Shida Road, Dalingshan Town, Dongguan City, Guangdong Province, China

[Instructions for signing the contract]

1.	This contract is a general purchase contract, applicable to general purchase of products; for special bulk purchases and customized purchases, a separate annex is to be signed.

2.	Please fill out the [ ] in this contract based on the actual situation, or if it is not necessary to be filled out, please insert “none” or “/”.

3.	The “shipment of one piece” referred to herein means that Party B ships the products as per Party A’s purchase order. The minimum quantity of one piece is a single box.

4.	When signing this contract, annexures maybe added to this contract according to various requirements in the purchase scenarios.

Party A is the strategic partner of Party B. In order to improve the purchasing efficiency and reduce the purchasing cost, Party A and Party B, through equal and voluntary negotiation and in accordance with the relevant provisions of the Civil Code of the People’s Republic of China, enter into this framework contract on the purchase of feminine pad products from Party B by Party A, for their mutual observance.

1.	Definitions

1.1	Feminine pad products: include Party B’s existing brands, series and specifications of feminine pads, or such brands, series and specifications of feminine pads as Party B commits to research and develop or independently reaches, develops and produces during the contract term.

1.2	Purchase Order: refers to a purchase order submitted by Party A to Party B in writing or by e-mail.

1.3	Affiliate: in respect of any party hereto, refers to any legal entity that controls, is controlled by or is under common control with the party. “Company” here means any one-person company, limited liability company or company limited by shares; “control” means the possession, directly or indirectly, of the ability to influence the management of the Company, whether through ownership, voting shares, agreements or other means recognized by the People’s Court.

2.	Contract Term

The term of this contract is 3 years from March 10, 2023 to March 09, 2026. During the cooperation period, Party A agrees to purchase Big Tree Cloud feminine pad products from Party B according to this contract, and the list of feminine pad products purchased by Party A shall be subject to the actual purchase orders.

3.	Party A’s Rights and Obligations

3.1	Priority in delivery. In the process of purchasing products from Party B, Party A enjoys the priority in delivery, i.e. the purchase orders generated by Party A at the same time will be given priority in delivery, and when the products are in short supply, the products will be delivered to Party A first.

3.2	Priority in sale. Party A may exercise the priority in sale for the feminine pad products which Party B has committed to research and develop as well as independently researched, developed and produced during the contract term. The priority in sale shall not exceed 3 months. The condition for Party A to exercise the priority in sale is that the first purchase amount of the product reaches RMB500,000, the next month’s purchase amount reaches RMB1,000,000, and the third month’s purchase amount reaches RMB1,500,000.

3.3	Exclusive right to sell products. Party A undertakes that the feminine pad products which Party B has committed to research and develop as well as independently researched, developed and produced during the contract term, an exclusive right to sell maybe exercised if the annual purchase amount reaches RMB 10 million.

3.4	R&D participation right. Party B shall notify Party A of any part of the new product development process except for confidential information, such as the progress of R&D, communicate with Party A and listen to Party A’s ideas and suggestions.

3.5	Market exclusivity. During the cooperation period, Party A is Party B’s strategic partner and has the right to distribute through all channels in China. Party A can apply to be the exclusive agent of a channel or market when the market share of feminine pads sold by Party A in the channel or market reaches 0.1%, and Party B shall not refuse without reasonable causes.

3.6	Annual rebate right. Where the annual purchase amount reaches RMB 10 million, an annual rebate will be given at 15% of the amount; where the annual purchase amount reaches RMB 50 million, an annual rebate will be given at 18% of the amount; where the annual purchase amount reaches RMB 100 million, an annual rebate will be given at 20% of the amount.

3.7	In order to ensure the effective performance of this contract, Party B shall pay RMB fifty-two million eight hundred thousand (¥52.8 million) to Party A before April 1, 2023, of which the payment for products is RMB 50 million and the performance deposit is RMB 2.8 million. Party B will offset the amount from the prepaid payment of RMB 50 million for each pickup of products until it is used up; the performance deposit of RMB 2.8 million will not be used as payment for the products during the term hereof, and after the expiration of this contract, Party A will return it to Party B without interest.

3.8	Party B shall fulfill the obligation to abide by the laws and regulations of China and consciously abide by Party A’s sales rules and regulations;

3.9	Party B has the obligation to bear the responsibility of confidentiality for the technical secrets and commercial secrets provided by Party A.

4.	Party B’s Rights and Obligations

4.1	R&D obligations. During the cooperation period, Party B shall fulfill the obligations of completing the R&D and production of new products of not less than 6 series and 24 models in 2023, completing the R&D of new products and upgrading of old products of not less than 5 series and 20 models in 2024, and completing the R&D and upgrading of new products and upgrading of old products of not less than 5 series and 20 models in 2025.

4.2	Capacity obligation. During the cooperation period, Party B shall guarantee the supply of products, and the shortage rate shall not be higher than 5%.

4.3	Quality obligation. During the cooperation period, Party B shall strengthen the construction of quality system, and the quality index of big products shall be higher than the index of confirmed samples.

4.4	In non-Party A’s exclusive market areas or channels, Party B has the right to sell by itself or authorize others to sell its products.

5.	Purchase of Products

5.1	During the cooperation period, Party A will send purchase orders to Party B from time to time, and Party B shall not refuse to accept the orders without reasonable causes.

5.2	After Party B receives the purchase order from Party A, Party B shall deliver the products in full and on time according to the delivery time and delivery address agreed in the contract (within 48 hours for less than 100pcs; 7 days’ notice for 101-500pcs; 15 days’ notice for more than 500pcs).

5.3	Once an order is sent by Party A, it will be regarded as confirmation of the order, and no party may change it without authorization. If modification is required, it should be approved by the other party in written form.

5.4	During the contract period, if Party B develops new products, Party A will enjoy preferential prices.

5.5	The parties agree to settle the amount of payment for each order according to the quantity of products confirmed by both parties. The price of the products supplied by Party B is attached hereto.

5.6	Both parties agree that, as Party A enjoys the preferential prices granted by Party B, the total amount of Party A’s commitment to purchase Party B’s products under this contract shall not be less than the sum of the advance payment and the performance deposit. If the total amount of the products purchased by Party A does not reach the total amount of the advance payment and performance deposit during the term of cooperation, the remaining advance payment and performance deposit shall be the liquidated damages for Party A’s breach of the above commitment, and shall belong to Party B.

6.	Delivery of Products

6.1	Delivery date. Party B will deliver the products purchased by Party A according to the time agreed by both parties (the specific arrival time is subject to the delivery time of logistics).

6.2	Place of receipt and consignee. The information stated in the purchase order submitted by Party A shall apply.

6.3	The delivery place is Party B’s warehouse, and the transportation mode is logistics. Party B is responsible for handling logistics and other related procedures. Once the products are received by the logistics company, the transfer of the right to control the products is deemed completed. If there is any problem in the logistics process, Party B is obliged to provide relevant information and cooperate with Party A to make claims to the logistics company.

6.4	Party B shall not bear the responsibility of delayed delivery due to inaccurate and incomplete receipt information provided by Party B. Party A shall inform Party B in writing before Party B delivers the products if Party A needs to change the place of receipt, consignee and other receipt information.

6.5	Transportation cost: free delivery nationwide.

7.	Settlement Method; Account Information

Party A gives priority to the method of settlement specified in [Article 7.1] below. The name of Party A’s payment account should be consistent with Party A’s name:

7.1	Advance payment: After the contract is signed, Party A will pay Party B an advance payment to cover the price of the products ordered by Party A. If the advance payment is not enough to cover the price of the products ordered by Party A, Party A shall make up the full amount in time. If the advance payment is not enough to pay for the purchase order, Party A shall make up for it in time, and Party B shall have the right to cancel the order and refuse to prepare and deliver the products before the advance payment is made up. If the advance payment is not enough to pay for the purchase order, Party B has the right to cancel the order and refuse to prepare and deliver the products before the advance payment is full.

7.2	Payment on delivery. Party A will pay the full amount of the purchase price of the products to Party B’s designated bank account through the designated bank account after the submission of this contract or the specific order hereunder.

7.3	Party B’s account for receiving payment is as follows:

Account name: Dongguan Big Tree Cloud Daily Necessities Co., Ltd.

Bank: [Industrial and Commercial Bank of China Limited, Dongguan Dalingshan Sub-branch]

Account No.: [***]

The actual amount of the purchase price and value-added tax will be deducted from the advance payment made by Party A to Party B first after Party B’s confirmation (except for the deposit). If there is no remaining advance payment to be deducted, Party B shall pay the purchase price to Party A within five (5) days after Party A confirms the acceptance of the order and before Party A delivers the products. If Party B fails to make payment on time, Party A has the right to delay the delivery of the products without any responsibility. After receiving the payment, Party A shall provide Party B with a special VAT invoice with a tax rate of 13%.

8.	Invoices

8.1	Party B shall issue legal and valid invoices to Party A. If it is necessary to issue a VAT invoice, Party A shall provide Party B with the invoicing information. After the invoicing information passes examination by Party A, Party B may even issue the VAT invoice to Party A within 7 working days after the order is completed, and the specific invoicing rules shall be subject to the information published on JD.com.

8.2	Party B will courier the invoice to Party A’s designated place after issuing the invoice according to the time agreed in the contract, and Party A will receive the invoice. If Party A does not receive the invoice after 7 days, it shall confirm the delivery of the invoice with Party B. Party A will be deemed to have confirmed the receipt of the invoice if the invoice has not been verified for more than 7 days. If the invoice is not in accordance with Party A’s requirements, Party A shall give feedback to Party B within 3 days after signing and receiving the invoice, and Party B shall actively cooperate in replacing the invoice and delivering the new invoice to Party A after receiving Party A’s returned invoice.

8.3	If the invoice is lost or destroyed after Party A receives it from Party B, Party A can communicate with Party B within 180 days from the invoice issuance date. If Party A fails to so communicate with Party B, the relevant responsibility shall be borne by Party A. Party A shall bear the resulting fines (if any) imposed by the tax authorities for the loss of VAT invoices, and Party B can assist in providing a copy of the invoice’s bookkeeping slip for the certification of invoice and tax deduction of Party A.

9.	Inspection and Acceptance of Products

9.1	When Party B delivers the products to Party A’s designated place, Party A shall inspect the products on the spot in terms of category, specification, model, quantity and surface condition of the products such as external packaging.

9.2	Party A shall inspect the quality of the products within [3] days after delivery, and if no objection is raised after the time limit, the products shall be deemed accepted by Party A. If Party A has objections to the quality of the products, it shall submit a written report to Party B within 5 days, and Party B will deal with them in a timely manner according to the actual situation.

9.3	Party B’s product quality standards shall be in compliance with the national standards applicable to the product (mandatory or recommended standards), industry standards, local standards, and production enterprise standards, and the highest standard shall prevail.

9.4	Party B shall pack and transport the products in accordance with the stipulated standards and comply with the regulations on transportation.

10.	After-Sales Services

10.1	Party B shall fulfill the relevant after-sales service obligations in accordance with relevant laws and regulations and manufacturers’ regulations.

10.2	If there is no quality problem with the products after they are received by Party A, Party B will not accept the return of the products. If there are quality problems with the products after they are received by Party A, Party B will provide the services of return, exchange or repair.

11.	Trademarks and Trade Names

Party B authorizes Party A to display Party B’s company name and trademark in the exclusive purchase page set up for Party B. If both parties need to use each other’s trademarks or trade names, they shall obtain the written consent of the other party in advance and strictly follow the requirements of the other party, and shall not use them in any way beyond the purpose of this contract. Each party hereto shall stop using the other party’s trademarks or trade names immediately upon expiration or termination of this contract. If the trademark or trade name of the other party is not used as agreed, the other party shall be compensated for all losses.

12.	Default Liabilities

12.1	If Party A submits a large purchase order to Party B, i.e., the total amount of products ordered reaches more than RMB [1,000,000] or the total quantity of products purchased reaches more than [1,000] quantities of the demand to carry out stocking work, and Party A cancels the purchase order without Party B’s written consent, Party A shall compensate for the Party B’s direct economic losses.

12.2	If Party A has any of the following circumstances, Party B shall have the right to choose the following methods, including but not limited to closing Party A’s account, canceling unfinished orders, unilaterally terminating this contract and requiring Party A to compensate for the direct economic losses caused to Party B:

(1)	Party A commits abnormal trading behaviors including but not limited to false orders, cheating, “woolgathering” (“woolgathering” phenomenon refers to the phenomenon of using low-cost or even zero-cost to obtain high rewards or concessions, etc.), low-priced resale, repurchase, and the use of system loopholes to maliciously take advantage of Party B;

(2)	Party A uses this contract to carry out money laundering or other unlawful trading behavior;

(3)	Party B determines the trading conditions of this contract in order to promote and increase the purchasing and selling relationship with Party A. The trading conditions of this contract require Party A as the final purchaser. If Party A resells the products or services under this contract, it shall negotiate and reach an agreement with Party B in advance. Otherwise, Party B has the right to terminate the contract or change the terms and conditions of the contract.

12.3	Party B shall guarantee to deliver the products to Party A as scheduled according to the agreed time. If there are such circumstances as lack of stock, bad weather, large-scale promotions, remote areas, or bulk purchases which make it impossible to deliver the products on time, Party B shall immediately notify Party A and negotiate with Party A for a reasonable delivery time for the products that have been sent. For the products that have not yet been sent, Party B can cooperate with Party A for the return and exchange of products.

12.4	If the variety, model, specification and quality of the products delivered by Party B are not in accordance with the contract, Party B shall be responsible for repairing or exchanging them, and bear the actual costs paid for repairing, exchanging or returning.

12.5	If Party B fails to perform in accordance with the provisions hereof, it shall compensate for the direct economic losses caused to Party A thereby.

13.	Confidentiality

Confidential information refers to any information relating to this contract and any technical and operational information, public or non-public, of either party hereto obtained or learned by the other party in the course of the execution and performance of this contract, including but not limited to:

(1)	business plans and strategies, commodity prices, employee lists, employee benefit plans, personnel matters, customer lists, data, market information, marketing plans, pricing policies, methodologies, financial information, or information regarding financial plans, information regarding current planning for capital structure and liquidity needs, and selective considerations, any customer contracts or proposals for a customer contract, investor information, test data regarding any research or pilot program, work in progress, and present or future products;

(2)	All computer programs (including object and source code), software programs, system documentation, know-how or ideas, and algorithms;

(3)	All user manuals, system documentation, confidential reports, correspondence, memoranda, or other materials relating to any of the items described in the preceding subparagraphs (1) and (2), including but not limited to, solicitation and bidding documents, bidding references, etc.;

(4)	Any information submitted to the disclosing party by a third party to which the receiving party has access in the performance of any cooperation with the disclosing party, whether such information is disclosed in written, oral, graphic, electromagnetic or any other form.

Both parties agree to keep each other’s trade secrets confidential and not to disclose the same to third parties, except in the event that Party B discloses such information to its affiliates in order to fulfill the purposes of this contract. Both parties shall take reasonable measures to protect the trade secrets of both parties from dissemination, transmission, disclosure, copying or access by unrelated persons. The termination, invalidity, modification or cancellation of this contract shall not affect the validity of this confidentiality provision.

14.	Applicable Law; Dispute Resolution

14.1	This contract shall be governed by the laws of China.

14.2	Any disputes arising between Party A and Party B in the fulfillment of the contract shall be resolved through consultation between the parties. If the consultation fails, the parties agree to file a lawsuit before the court in the place where the defendant is located (except as otherwise stipulated in the Annex hereto).

14.3	If the performance of this contract cannot be continued due to force majeure such as war, plague, flood, social riot, natural disaster, etc., the party affected by the force majeure shall immediately take measures to avoid the expansion of losses and submit the proof of the relevant government departments within 10 days after the force majeure. Both parties shall consult on the consequences of force majeure, and according to the degree of its impact, exempt or partially exempt the affected party from the corresponding responsibilities.

15.	Notice and Service

15.1	In the course of the performance of this contract, written notices transmitted from one party to the other, or in the course of litigation, written notices from the court to both parties shall be served at the following address as agreed in this contract. The form of written notice further includes but is not limited to electronic means such as e-mail, SMS and fax. A written notice sent by electronic means shall be deemed to be served immediately.

15.2	Party A authorizes the designated contact person [Wang Zhanfang], telephone [***], e-mail [***], address [***], to be exclusively in charge of all matters related to this contract, including but not limited to order confirmation, reconciliation, receipt of products, receipt of invoices, system upgrading, maintenance and repair, sending procurement requirements, receipt of litigation documents and other work. All actions of the designated contact person shall be considered as Party A’s actions and Party A shall be responsible for any consequences arising therefrom. If the designated contact person, telephone number or e-mail address changes, Party A shall inform Party B in advance and issue a written document with official seal to Party B to change the information of the designated contact person. Party A and Party B agree that notices, instruments and any other documents of the other party or judicial authorities delivered to any address in the above agreed manner shall be validly served.

15.3	Party B authorizes the designated contact person [Song Tao], telephone [***], e-mail [***], address [***], to be exclusively in charge of all matters related to this contract. If the designated contact person, telephone number or e-mail address changes, Party B shall inform Party A in advance and issue a written document with official seal to Party A to change the information of the designated contact person.

16.	Others

This contract and its annex are made in four copies, with each party holding two copies. All copies have equal legal force. The Annex “Sales Quotation” is an integral part of this contract.

Party A (seal): Shenzhen Hundred Cities and Ten Thousand Stores Trading Partnership (Limited Partnership)

Signature of authorized representative:

Party B (seal): Dongguan Big Tree Cloud Daily Necessities Co., Ltd.

Signing date: March 10, 2023

Signing place:

Annex

Dongguan Big Tree Cloud Daily Necessities Co., Ltd.

Sales Quotation

(Hundred Cities and Ten Thousand Stores)